Exhibit 99.1

GOLDFIELD ANNOUNCES THIRD QUARTER 2009 RESULTS

MELBOURNE, Florida, November 9, 2009—The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced improved results for the nine and three months ended September 30, 2009.

Revenue for the nine months ended September 30, 2009 increased 8.8% to $22.7 million from $20.9 million in the nine months ended September 30, 2008. The Company’s operating loss decreased to $1.2 million in the current period from a $2.7 million operating loss during the same period in 2008.

Revenue for the three months ended September 30, 2009 decreased 17.2% to $6.6 million from $7.9 million in the three months ended September 30, 2008. The Company’s operating loss decreased to $806,000 in the current quarter from $1.1 million during the same period in 2008.

Electrical construction revenue increased by $2.7 million (14.6%) to $21.6 million for the nine months ended September 30, 2009 from $18.8 million in the same period last year. The improvement was primarily due to an increase in ice storm restoration work in Missouri. For the three months ended September 30, 2009, electrical construction revenue decreased by $1.4 million (21.0%) to $5.4 million from $6.9 million for the three months ended September 30, 2008, primarily due to a decrease in fiber optic contract work during the most recent quarter. Operating income from electrical construction operations increased to $721,000 for the nine months ended September 30, 2009 from an operating loss of $236,000 for the same period in 2008. This increase primarily resulted from improved productivity on several jobs and an improved ratio of revenue to fixed overhead costs. Electrical construction operations had an operating loss of $426,000 and $302,000 for the three months ended September 30, 2009 and 2008, respectively. This change was mainly due to reduced revenue from higher margin fiber optic projects compared to the same period in the prior year.

Real estate revenue decreased to $1.1 million for the nine months ended September 30, 2009 from $2.1 million over the same period in 2008. The decrease in revenue was primarily due to a decrease in the number of units sold and lower sales prices for the units sold, with five Pineapple House units sold during the nine months ended September 30, 2009 compared to the sale of six units (three Pineapple House units and three Oak Park units) for the same period in the prior year. For the three months ended September 30, 2009 and the like period in 2008 real estate revenue remained level at $1.1 million.

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Real estate development operations had operating income of $13,000 in the nine months ended September 30, 2009, compared to an operating loss of $499,000 in the nine months ended September 30, 2008. The increase in operating income for the nine month period ended September 30, 2009 was mainly due to the previously reported write-down in the fourth quarter of 2008 on the then existing Pineapple House inventory. Real estate development operations had operating income of $273,000 in the three months ended September 30, 2009, compared to an operating loss of $189,000 in the three months ended September 30, 2008, mainly due to the aforementioned write-down.

Net loss for the nine months ended September 30, 2009 decreased to $1.3 million ($0.05 net loss per share) from a net loss of $1.9 million ($0.08 net loss per share) in the comparable prior year period. Net loss for the three months ended September 30, 2009 was $789,000 ($0.03 net loss per share) compared to net loss of $790,000 ($0.03 net loss per share) in the comparable prior year quarter.

Commenting on third quarter results, John H. Sottile, President of Goldfield stated that “given current economic and market conditions, we are pleased with the overall improvement in our year to date results.” With respect to the Company’s real estate development operations, Mr. Sottile noted “notwithstanding the current weakness in the Florida real estate market, we have continued to sell units at our Pineapple House project. Unlike many of our competitors, the Company’s real estate exposure is very manageable, and Pineapple House, our most recently completed project, has been well received, with over 70% of the units sold.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward-looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets. Important factors which could cause our actual results to differ

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materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue
Electrical construction	$5,425,834	$6,869,416	$21,559,876	$18,818,538
Real estate development	1,144,800	1,070,545	1,144,800	2,054,572

Total revenue	6,570,634	7,939,961	22,704,676	20,873,110

Costs and expense
Electrical construction	5,218,563	6,417,692	18,626,849	16,466,838
Real estate development	741,290	1,062,364	829,803	1,991,467
Selling, general and administrative	827,839	806,892	2,396,761	2,616,309
Depreciation	587,840	720,860	2,143,071	2,429,350
Write down of inventory	—	—	—	36,502
Provision for doubtful accounts	—	—	—	27,078
Loss (gain) on sale of assets	761	500	(52,704)	7,428

Total costs and expense	7,376,293	9,008,308	23,943,780	23,574,972

Total operating loss	(805,659)	(1,068,347)	(1,239,104)	(2,701,862)

Other income (expense), net
Interest income	9,607	61,532	27,041	113,628
Interest expense	(22,898)	(91,064)	(110,875)	(315,153)
Other income	11,154	67	20,230	4,950

Total other expense, net	(2,137)	(29,465)	(63,604)	(196,575)

Loss from continuing operations before income taxes	(807,796)	(1,097,812)	(1,302,708)	(2,898,437)

Income tax benefit	(22,039)	(400,371)	(22,039)	(1,047,320)

Loss from continuing operations	(785,757)	(697,441)	(1,280,669)	(1,851,117)

(Loss) gain from discontinued operations, net of tax	(2,981)	(92,642)	387	(92,642)

Net loss	$(788,738)	$(790,083)	$(1,280,282)	$(1,943,759)

Loss per share of common stock – basic and diluted
Continuing operations	$(0.03)	$(0.03)	$(0.05)	$(0.08)
Discontinued operations	—	—	—	—

Net loss	$(0.03)	$(0.03)	$(0.05)	$(0.08)

Weighted average number of common shares outstanding – basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$4,177,764	$4,921,980
Accounts receivable and accrued billings	3,374,542	6,709,015
Remediation insurance receivable	34,128	99,375
Current portion of notes receivable	43,127	54,169
Construction inventory	—	—
Real estate inventory	1,630,097	2,323,756
Costs and estimated earnings in excess of billings on uncompleted contracts	1,252,942	1,135,290
Prepaid expenses and other current assets	1,183,006	1,127,745

Total current assets	11,695,606	16,371,330

Property, buildings and equipment, at cost, net	7,435,324	7,656,580
Notes receivable, less current portion	284,488	304,671
Deferred charges and other assets	1,477,138	1,165,953

Total assets	$20,892,556	$25,498,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,890,133	$2,932,690
Billings in excess of costs and estimated earnings on uncompleted contracts	970	7,564
Current portion of notes payable	3,425,872	2,096,645
Current portion of capital leases	—	320,013
Reserve for remediation	5,579	153,368

Total current liabilities	5,322,554	5,510,280

Other accrued liabilities	26,335	28,423
Notes payable, less current portion	185,795	3,062,333
Capital leases, less current portion	—	259,344

Total liabilities	5,534,684	8,860,380

Commitments and contingencies

Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(4,597,001)	(3,316,719)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	15,357,872	16,638,154

Total liabilities and stockholders’ equity	$20,892,556	$25,498,534